Exhibit 21

         SUBSIDIARIES OF THE REGISTRANT



         THE FOLLOWING IS THE REGISTRANT'S SUBSIDIARY AS OF SEPTEMBER 25, 2001:

                                                           State of Jurisdiction
              Name                                          of Corporation
              ----                                          --------------

              TII Corporation                               Delaware
              TII International, Inc.                       Delaware
              Telecommunications Industries, Inc.           New York
              TII Dominicana, Inc.                          Delaware
              TII Systems, Inc.                             Puerto Rico


              The Company is in the process of dissolving and liquidating each of the subsidiaries except TII Systems, Inc.